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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of an aggregate of 1,106,180 Ordinary Shares which will be represented by American Depositary Receipts pertaining to The ForeFront Group, Inc. Amended and Restated 1992 Stock Option Plan, The ForeFront Group, Inc. 1996 Non-Employee Directors' Stock Option Plan and The ForeFront Group, Inc. Amended and Restated 1996 Stock Plan of our report dated January 20, 1998 with respect to the consolidated financial statements and schedule of CBT Group PLC (the "Company") included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission.



ERNST & YOUNG
Chartered Accountants



Dublin, Ireland
June 12, 1998